Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Emily Zanovich
Porter Novelli Life Sciences
(619) 849-5376
ezanovich@pnlifesciences.com

Akesis Pharmaceuticals to Restate Historical Financial Statements

Previously reported revenues, cash flow from operations and total cash and cash equivalents are not expected to be affected

SAN DIEGO, May 14 /PRNewswire-FirstCall/ -- Akesis Pharmaceuticals, Inc. (OTC Bulletin Board: AKES.OB), an emerging diabetes company with unique, patent-protected product candidates that combine approved prescription drugs with the pure trace minerals chromium and vanadium, today announced that the Company’s board of directors has determined that it is necessary to restate the Company’s financial statements for the fiscal quarter and year ended December 31, 2006 in order to correct the amount of stock-based compensation expenses recorded by the Company for those periods. Accordingly, the Company’s financial statements for those periods, together with the related audit reports contained therein, should no longer be relied upon.

Due to the resignation of the Company’s former chief executive officer in October 2006 and the corresponding forfeiture of the former chief executive officer’s large number of stock awards, the Company determined that the estimated rate of forfeitures should have been materially revised concurrently with the resignation of the chief executive officer and a cumulative adjustment of stock-based compensation expenses should have been recognized at that time. This conclusion was reached by the Company’s board of directors, in consultation with the Company’s management and Swenson Advisors, LLP, the Company’s independent registered public accounting firm, in the second quarter of 2007 following the Company’s completion of a review of its estimated forfeiture rate in accordance with SFAS No. 123(R).

SFAS No. 123(R), which was issued in December 2004 by the Financial Accounting Standards Board, requires all share-based payments to employees, including stock awards, to be recognized as expenses in the issuer’s financial statements based on the fair values of those payments, reduced as appropriate based on any estimated forfeitures. In the case of stock-based compensation, the estimation of the number of stock awards that will ultimately be forfeited requires significant judgment and is based on the issuer’s determination of an appropriate rate of estimated forfeitures calculated by reference to a variety of data and assumptions. SFAS No. 123(R) also requires issuers to periodically review their estimated forfeiture rates and, to the extent necessary based on differences between estimated and actual results, to revise such estimated forfeiture rates. In the event of such a revision, any differences between estimated and actual results are required by SFAS No. 123(R) to be recorded as a cumulative adjustment in the period in which the estimated forfeiture rate is revised.

This restatement will not result in a change in the Company’s previously reported revenues, cash flow from operations or total cash and cash equivalents shown in its financial statements for the fiscal quarter and year ended December 31, 2006. Instead, the resulting reduction in non-cash stock-based compensation expense will effect a decrease of $1,047,575 in the Company’s net loss for the fiscal year ended December 31, 2006. In addition, because the amount of the reduction in non-cash stock-based compensation expense decreased both the Company’s accumulated deficit and paid-in capital, there was no net effect on the Company’s balance sheet at December 31, 2006. Likewise, the restatement will have no impact on the Company’s operating results for any periods prior to the fiscal quarter ended December 31, 2006.

About Akesis

Akesis is a pharmaceutical company with a portfolio of innovative prospective treatments for diabetes and other related metabolic disorders. The company possesses issued U.S. patents for both prescription and over-the-counter treatments, which uniquely combine anti-diabetic trace minerals with certain classes of diabetes oral agents. Akesis’ products have demonstrated preliminary evidence of lowering and controlling blood glucose levels in patients with type 2 diabetes. Blood sugar control via oral drugs represents a multi billion-dollar industry in the United States. More information on the pipeline can be found at www.akesis.com and in the Company’s various filings with the Securities and Exchange Commission.

Forward-Looking Statements

Statements contained in this press release relating to the Company’s intentions, hopes, beliefs, expectations or predictions of the future, including its expected adjustments and amendments to previously reported financial results, are forward-looking statements. The Company’s actual results could differ materially from those projected in these forward-looking statements. The nature, timing and amount of the restatement will depend on a number of factors, including the ability of the Company to complete the preparation of the restated financial statements, the ability of Swenson Advisors, LLP to complete an audit of the restated financial statements and the possibility that the Company or Swenson Advisors, LLP may identify other items that require restatement under applicable accounting and disclosure rules and determinations. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.